Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Digital Brands Group, Inc.

Austin, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-256261) and on Form S-3 (Nos. 333-266486 and 333-291361) of Digital Brands Group, Inc. (the “Company”) of our report dated April 15, 2026 with respect to the consolidated balance sheet of the Company as of December 31, 2025 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, included in this Annual Report on Form 10-K.

/s/ dbbmckennon

San Diego, CA

April 15, 2026